UBS GLOBAL ASSET MANAGEMENT
INSIDER TRADING POLICIES AND PROCEDURES

Policy Summary

This policy is designed to comply with the requirements of Section 204A of the Investment Advisers Act of 1940 (the “Advisers Act”), that requires UBS Global Asset Management to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration of the nature of its business, to prevent the misuse in violation of the Advisers Act or the Securities Exchange Act of 1934, or the rules or regulations thereunder, of material, non-public information by UBS Global Asset Management.

Risks Addressed by this Policy
This policy addresses the following risks associated with being in possession of material, non-public information:

●	Failure to guard against the misuse of material, non-public information by the firm, officers, directors or employees

●	Failure to address conflicts of interest concerning the use of confidential information

●	Failure to protect portfolio holdings information

●	Failure to guard against disclosure of pending transactions

PART I. POLICIES

A.	Scope

These policies and procedures are adopted in accordance with Section 204A of the Investment Advisers Act of 1940 (“Advisers Act”), which requires that investment advisers establish, maintain and enforce written policies and procedures reasonably

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Last updated: June 19, 2012

designed, taking into account the nature of the investment adviser’s business, to detect and prevent the misuse of material nonpublic information. These policies and procedures cover (i) all employees, officers and directors of UBS Global Asset Management (Americas) Inc. (“UBS Global AM”) (ii) other persons subject to UBS Global AM’s supervision (e.g., Consultants) and (iii) other persons who from time to time come within the definition of “persons associated with an investment adviser,” as such term is defined in the Advisers Act1. These policies operate in conjunction with the UBS Global AM Code of Ethics. They are not intended to supplement and do not replace the Code of Ethics.

B.	Policy Governing Misuse of Material Non-Public Information

a.	Insider Trading

The term “insider trading” is not specifically defined in the federal securities laws. Rather, the SEC and the courts have developed theories of insider trading liability under the general antifraud provisions of Section 10(b) of the Securities Exchange Act of 1934 (“Exchange Act”) and Rule 10b-5 thereunder. As discussed in greater detail below, the term insider trading is used to refer to the use of or reliance upon, material non-public information to trade (or cause others to trade) in securities.

In order to promote the full and fair disclosure of information by issuers, and to clarify and enhance existing prohibitions against insider trading, the SEC adopted rules to address three issues: when insider trading liability arises in connection with a trader’s “use” or “knowing possession” of material non-public information (Rule 10b5-1); when the breach of a family or other non-business relationship may give rise to liability under the misappropriation theory of insider trading (Rule 10b5-2); and the selective disclosure by issuers of material non-public information (Regulation F-D, described below).

Rule 10b5-1: Trading “On the Basis Of” Material Non-public Information

Rule 10b5-1 under the Exchange Act addresses the issue of when insider trading liability arises in connection with a trader’s “use” or “knowing possession” of material non-public information. Under the rule, a person trades “on the basis of” material non-public information when the person purchases or sells securities while aware of the fact that the information is material and non-public.

No employee, officer or director of UBS Global AM may trade (or cause another person to trade) in a security, either personally or on behalf of advisory

1 Section 202 (a) (17) of the Advisers Act defines “person associated with an investment adviser” as any partner, officer or director of such investment adviser (or any person performing similar functions), or any person directly or indirectly controlling or controlled by such investment adviser, including any employee of such investment adviser (excluding persons whose functions are clerical or ministerial).

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clients or others, while in possession of material non-public information about the issuer of such security. Furthermore, no employee, officer or director of UBS Global AM may disseminate and/or trade (or cause another person to trade) on rumors about any specific issuer. If you have any doubt on whether you received information based on rumor or speculation, you should immediately contact the Legal and Compliance Department.

The proper handling of sensitive and confidential information is critical to our industry regulatory obligations and UBS Global AM’s commitment to its clients.

Rule 10b5-2: Duties of Trust or Confidence in Misappropriation Cases

Rule 10b5-2 under the Exchange Act addresses the issue of when a breach of a family or other non-business relationship may give rise to liability under the misappropriation theory of insider trading. The rule sets forth three non-exclusive bases for determining that a duty of trust or confidence was owed by a person receiving the information. Specifically, a duty of trust or confidence exists when:

1.	a person agrees to maintain information in confidence;

2.
two people have a history, pattern, or practice of sharing confidences such that the recipient of the information knows or reasonably should know that the person communicating the material non-public information expects that the recipient will maintain its confidentiality;

3.	a person receives or obtains material non-public information from certain enumerated close family members (e.g., spouse, parents, children, and siblings).

No employee, officer or director of UBS Global AM may trade on the basis of material non-public information.

C.	Material Information Defined

“Material Information” includes any information, whether originating externally or within the Global AM, that a reasonable investor would consider important in making an investment decision, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Common examples of information that may be regarded as material are:

1.	a projection by the company’s officers of future earnings or losses different from market expectations;

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2.	a pending or proposed merger, acquisition or tender offer;

3.	a significant sale of assets or the disposition of a subsidiary;

4.	changes in dividend policies or the declaration of a stock split;

5.	significant changes in senior management; or

6.	an impending upgrade or downgrade of a security by a rating agency or a securities firm (including one of our affiliates).

Note that the intention to purchase or sell a security on behalf of a client account may constitute material information. In any event, it is confidential information, and may not be shared with anyone outside the firm (see Privacy Procedures).

D.	Non-public Information Defined

Information is non-public until it has been effectively communicated to the market place and is available to the general public. Information is generally regarded as non-public until it has been broadly disseminated, such as by means of a press release carried over a major news service, a major news publication, a research report or publication, a public filing made with a regulatory agency, materials sent to shareholders or potential investors such as a proxy statement or prospectus, or materials available from public disclosure services.

You are generally required to safeguard the confidentiality of any non-public information that may be in our possession and to ensure that such information is not used improperly or in a manner inconsistent with the specific purpose for which it was created or obtained. You may disclose non-public information only to persons within Global AM who have a valid business reason for having such information --i.e., those who “need to know” it to serve Global AM or its clients -- and can be expected not to misuse it.

You must notify the Legal and Compliance Department immediately if you believe you have obtained any material non-public information about any public company (other than UBS AG).

If you have any doubt as to whether the information you possess is material or non-public, you should conduct yourself as though it were and contact the Legal and Compliance Department for further guidance. Except as expressly advised by the Legal and Compliance Department, you may not communicate the information to anyone else, or buy or sell (or recommend, advise or solicit the purchase or sale), for any

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account (including, without limitation, your Covered Accounts2), a security (or derivative) to which any such information relates.

Penalties. Penalties for trading based on or communicating material non-public information to others can be severe, both for individuals involved in such unlawful conduct, and their employers. In addition, any violation of these policies can be expected to result in serious sanctions by UBS Global AM, including, among others, termination.

E.	Use of Consultants

Paid consultations or experts on general industry information can contribute to our investment professionals understanding of potential investments. UBS Global AM has used paid consultants for this purpose, including Gerson Lehrman Group and others (all such consultants being referred to collectively hereinafter as “Consultants”). Consultants offer services in a range of business sectors.

These controls outlined below provide protection against the risk that our investment professionals may have inadvertently received material non-public information that might raise insider trading issues and the appearance of impropriety.

UBS Global AM investment professionals are permitted to use the services of paid consultants when it is lawful and aids in the investment decision-making process. Under the “mosaic theory,” Investment professionals are free to gather information that is either public or immaterial (or both) (as long as disclosure to the investment professional is not a breach of a duty of confidentiality), in order to reach investment conclusions. The bits of information may not be individually significant, but when pieced together they may form a “mosaic” that is significant to the investment professional. The Investment professional is not violating Federal insider trading laws when he or she trades on the basis of that “mosaic” of information. Investment information should not be sought or obtained if it would breach a duty of confidentiality. To help ensure that UBS Global AM’s research is carried out through paid expert consultations fits comfortably within this “mosaic theory,” the following controls have been adopted:

1.	Interaction with Consultants

2 “Covered Account” includes any securities account (held at a broker-dealer, transfer agent, investment advisory firm, or other financial services firm) in which a Covered Person has a beneficial interest or over which a Covered Person has investment discretion or other control or influence.

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UBS Global AM investment professionals should: (1) to seek from consultants only bits of information, such as high-level analyses of industry trends, or a nuts-and-bolts primer on an aspect of an industry, or a clinician’s anecdotal report of a patient’s response to a drug that may in fact be a placebo, consistent with the “mosaic theory”; (2) to actively avoid lines of inquiry that may result in the communication of specific non-public information about a company with which a consultant has a relationship or to which the consultant has access; and (3) to immediately notify UBS Global AM’s Chief Compliance Officer or General Counsel and seek additional guidance if a consultation nonetheless yields what may be material non-public information. UBS Global AM’s Chief Compliance Officer will also review with the Investment professional any policies required by the relevant Consultant.

2.	Notification in Connection with Approved Consultations

For all consultations, investment professionals shall: (1) give the consultant a brief explanation of the research issue he/she wants to discuss; (2) advise the consultant that the investment professional does not want material nonpublic information; (3) ask the consultant to confirm that he/she will not provide during the consultation any material nonpublic information relating to the subject matter of the engagement; (4) ask the consultant to confirm that he/she is not bound by a confidentiality agreement that would prohibit the discussion that the analyst proposes; and (5) ensure that the consultant currently or in the past 6 months does not work for a public company. In addition, UBS Global AM investment professionals are restricted from engaging a consultant who is currently involved in a clinical drug trial or in the testing of medical devices.

If the Consultant cannot give the confirmations, or the Consultant provides answers suggesting there is a risk that the investment professional may receive material nonpublic information or information as to which the Consultant may have an obligation to a third party to keep confidential, the investment professional must end the consultation and consult with UBS Global AM Chief Compliance Officer or General Counsel.

5.	Remaining Alert to Potential Issues

Throughout the consultation process, investment professionals must carefully consider the questions they ask consultants and the information they receive from them and seek to avoid receipt of what may be material nonpublic information that may restrict UBS Global AM’s trading. Substantial thought and analysis must be incorporated into the line of questioning. A consultant may have worked with a product line, been previously employed by the company the analyst is researching, have close relationships with senior managers of such companies, or serve as a consultant to other companies in the same industry. All of these relationships may be based on formal contractual duties of confidentiality that may continue to exist for the consultant or may have enabled the consultant to have access to material information that continues to be non-public. Investment professionals may not ask for such non-public information, trade secrets, or other proprietary or confidential information, or for a consultant’s investment judgment based upon such access, and must be sure to identify to UBS Global AM’s Chief Compliance Officer or General Counsel immediately any information received from a consultant that may be material non-public information. Continued vigilance is required so that UBS Global AM can assess in a

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timely manner whether information provided during a consultant relationship has restricted UBS Global AM’s ability to trade securities.

6.	Compliance Oversight.

Pursuant to Rules 38a-1 and 206(4)-7 UBS Global AM’s Compliance Team will monitor the use of consultants to determine whether the use was within the approved scope and whether any issues arising from use of a consultant were timely brought to the attention of UBS Global AM’s Chief Compliance Officer or General Counsel.

To ensure risk control when interacting with experts, UBS Global AM requires that communication with experts may only occur through approved channels. Employees are prohibited from using informal means such as texts, messaging outside of the firm’s network, social networks and unapproved in-person meetings.

F.           Information Barriers/Regulation M

To protect confidential information (known by UBS Global AM or its affiliates) and prevent its misuse while continuing to do business, UBS Global AM has established an “information barrier” to separate UBS Global AM from our affiliates that are engaged in investment banking activities. The information barrier prevents UBS Global AM employees, officers and directors from gaining access to inside information that an affiliate may have acquired or developed in connection with investment banking activities and allows UBS Global AM to continue to advise clients with respect to the securities of issuers about which an affiliate may have inside information.

The members of UBS Global AM function as separate and distinct legal entities from their investment banking affiliates. We maintain separate registrations, separate books and records, and separate accounts from those affiliates. We are free-standing entities responsible for our own investment and trading decisions, and we do not act as an extension of the trading operations of these affiliates. Supervision and management of the day-to-day activities of UBS Global AM are the responsibility of the managers and employees of UBS Global AM.

Business contacts between UBS Global AM personnel and anyone engaged in investment banking or related activities for an affiliate are prohibited, except with the prior approval of the Legal and Compliance Department. If you are contacted by any employee of a UBS Global AM affiliate in connection with an investment banking activity, and you have not received advance approval of such contact from the Legal and Compliance Department, you must terminate the contact and notify the Legal and

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Compliance Department immediately. Conversely, except with the prior approval of the Legal and Compliance Department, you are prohibited from disclosing material non-public information acquired in connection with your activities for UBS Global AM to anyone engaged in investment banking activities for an affiliate. In particular, you should immediately report to the Legal and Compliance Department any unauthorized contacts with affiliates regarding offerings or distributions in which they are participating as an underwriter, an issuer or selling security holder.

In order to avoid restrictions on advisory activities, Regulation M requires advisory affiliates to prohibit solicitation of brokerage activity and proprietary trading in certain securities. As a general matter, UBS Global AM does not engage in solicited brokerage activity or proprietary trading. If you have any question whether activity would constitute prohibited brokerage activity or proprietary trading, you should contact the Legal and Compliance Department prior to taking further action.

G.           SEC Regulation F-D

In October of 2000 the SEC adopted Regulation F-D (“Full Disclosure”), which in general provides that when issuers of securities release material information that was previously non-public they must be careful to assure that they are making the information accessible to all potential investors. In cases where there has been some inadvertent limited disclosure, issuers must assure that full disclosure follows promptly upon discovery.

As an employee, officer or director of UBS Global AM, you should keep in mind the following:

•
If you receive any information from an issuer and have any concern that the issuer may not have complied with Regulation F-D in releasing the information, you should contact the Legal and Compliance Department prior to trading in that issuer’s security.

•
Regulation F-D in some cases allows the use of confidentiality agreements, so that information may be released on a limited basis to parties in a relationship of trust (e.g., information shared with investment bankers who are engaged in a merger deal). UBS Global AM as a matter of policy does not make use of such agreements. Under such agreements there can be no trading activity in the issuer’s securities until the information in question has been fully disclosed. If you believe that use of such an agreement is necessary in a particular situation, you must contact the Legal and Compliance Department and obtain permission and guidance before entering into the agreement.

H.           Disclosure of Portfolio Holdings

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Information about portfolio holdings of the UBS Funds including the UBS Collective Funds and other clients must be strictly confidential. With the exception noted below, such information may not be disclosed to any person outside of the UBS Global AM until such information is at least fifteen days old. Even within UBS Global AM, such information should be shared with employees only on a strictly need-to-know basis.

Portfolio holdings information that is less than fifteen days old may be disclosed only to outside service providers and rating agencies as well as other eligible service providers as described in the Portfolio Holdings disclosure policy, but only if such disclosure is made pursuant to an agreement providing that the party receiving such information will keep the information confidential and will have procedures in place to prevent the disclosure or misuse of such information. Portfolio holdings information may, at any time, be provided pursuant to regulatory request with the prior approval of the Legal and Compliance Department. Any requests for portfolio holdings information that does not meet the above criteria should be brought to the attention of the Legal and Compliance Department.

The policies concerning any selective disclosure of portfolio holdings will be disclosed in the applicable Form ADV, and otherwise as would be appropriate to notify clients.

I.           Proxy Voting

Since the manner in which UBS Global AM exercises voting rights on behalf of our clients may be considered material non-public information, employees may not disclose our actual vote (until voting results are made public) or our voting intentions to any third party (except electronically to our proxy vote processor or regulatory agencies) including, but not limited to, proxy solicitors, non-clients, the media, or other UBS divisions. We may communicate with other shareholders regarding a specific proposal but will not disclose our vote until such time as the subject issuer has publicly disclosed the voting results.

Any disclosure of proxy votes must comply with the applicable procedures. See Proxy Policy.

J.           Private Investment in Public Equities (PIPEs)

In a PIPE transaction, accredited investors purchase securities directly from a publicly traded company in a private placement. PIPE transactions are normally sold at a discount to the market price of the company’s common stock. Because the sale of the

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securities is not pre-registered with the SEC, the securities are restricted and cannot be immediately resold by the investors into the public markets. Typically, the company will agree as part of the PIPE deal to promptly register the restricted securities with the SEC. PIPE transactions allow small and mid-size companies to obtain capital faster and cheaper than in a public offering.

The advantage for the company is doing the PIPE transaction is efficiency (most PIPE deals close in two to three weeks). In a traditional PIPE transaction, due diligence is limited because of the compressed time frame, and generally consists of a review of current company filings with the SEC, conference calls with the management and counsel. Documentation consists of offering circular summarizing the term of the financing and a description of the business of the company, a purchase agreement, a registration rights agreements, an investor questionnaire, and a legal opinion.

Regulation F-D prohibits the selective disclosure of material non-public information by public companies. Under regulation F-D, a public company that intentionally discloses material non-public information must do so in a manner designed to effect broad public dissemination of the information. Since PIPE transactions are not excluded from the provisions of Regulation D, companies will therefore attempt to obtain from prospective investors non-disclosure agreements. This is typically obtained through oral non-disclosure commitments that are buttressed by a “shrink-wrap” non-disclosure statement on the company’s PIPE offering materials.

Considerable care should be taken when dealing in PIPES. The mere fact that a company is offering a PIPE is often material non-public information. PIPE transactions have the potential for significant shareholder dilution. The PIPE securities are often priced at a 5% to 15% discount to the current market price, the discount provides a build-in economic gain, which creates the incentive to quickly sell the securities purchased instead of holding the shares.

If you obtain knowledge of an impending PIPE transaction, you must contact a member of the UBS Global AM Compliance Department immediately. All future public securities transaction of the subject company must then be pre-approved by the compliance department. It is also imperative that you do not enter into any confidentiality provisions with the subject company unless a member of the compliance staff approves of the arrangement. Confidentiality provisions can be verbal or in writing. Alternatively, the mere possession of reviewing the offering circular may subject you and the rest of the firm (including all of UBS to the confidentiality terms and conditions.

PART II. PROCEDURES

The following procedures are designed to detect and prevent instances of insider trading by UBS Global AM employees, officers and directors. Each employee, officer or director of UBS Global AM must follow these procedures or risk serious sanctions,

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including, in certain instances dismissal, substantial personal liability and criminal penalties. These procedures are divided into three parts: prevention, detection, and reporting of insider trading.

A.           Prevention of Insider Trading

The Legal and Compliance Department has primary responsibility for implementing, maintaining and enforcing these policies. The Compliance Department will:

•	provide educational programs to familiarize employees, officers and directors with these policies and address any questions arising under these policies;

•	in consultation with the Legal and Compliance Department, resolve questions as to whether information received by an employee, officer, or director is material and non-public;

B.           What To Do If You Learn of Inside Information

If any UBS Global AM personnel learns of Material Non-Public Information other than in the ordinary course of business, the employee must follow the steps outlined as follows;

1.	Report the matter immediately to the Compliance Department and no one else.

2.
Do not purchase or sell (or recommend the purchase or sale) of any securities of the company about which you have the information, on behalf of yourself or others, including the mutual funds or other clients.

3.
Do not communicate the information to any person inside or outside UBS Global AM. (Note: in some instances, more than one individual may have access to the information simultaneously, such as a team of investment professionals. In such case, the team should not communicate the information to anyone other than the Compliance Department.

4.
You must secure any Material Non-Public Information in written form (whether hard copy or electronic), until such time as it has become public. At a minimum, this would require that such information be kept locked or password protected, with access available only to those associates privy to the information.

5.
If it has been determined that an employee, officer or director of UBS Global AM has material non-public information, the Compliance Department will: (i) implement measures to prevent dissemination of such information; and (ii) if necessary, restrict trading of the securities in question.

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C.           Detection of Insider Trading

To detect potential insider trading, the Compliance Department will review personal trading documentation (Trade Request Forms and brokerage confirmations and statements) for each officer, director and employee pursuant to the Code of Ethics.

D.           Special Reports to Management

Promptly upon learning of a potential violation of these policies or the portion of the Code of Ethics relating to insider trading, the Compliance Department will promptly prepare a written report to senior management of UBS Global AM providing full details and recommendations for further action.

Any questions in reference to these procedures should be directed to the Legal and Compliance Department.

Applicable Regulations

•     Section 10(b) and Rule 10b-5, Rule 10b5-1 and Rule 10b5-2 of the Securities Exchange Act of 1934

•     Section 204A and 206 and Rule 204A-1 of the Investment Advisers Act of 1940

Responsible Parties

The following parties will be responsible for overseeing the implementation and enforcement of this policy: The Chief Compliance Officer and his/her designees

Documentation

Monitoring and testing of this policy will be documented in the following ways:

•     Periodic review of watch lists, restricted lists and confidentiality agreements

•     Daily compliance review of the lists and agreements

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•     See the “Compliance Monitoring Program” for other documentation and monitoring procedures

•     Annual Review by the Chief Compliance Officer

Compliance Dates

The following compliance dates should be added to the Compliance Calendar:

•     Periodic review of watch lists, restricted lists and confidentiality agreements

•     Daily compliance review of the lists and agreements

•     See “Compliance Monitoring Program” for other compliance dates

•     Annual Review of this policy

Other Policies

Other policies that this policy may affect include:

•     Procedures for when Employees Serve on Boards of Directors of Public Companies

•     Procedures for when Employees Serve on Creditors Committees

•     Code of Ethics

•     Affiliated Transactions Policy

•     Best Execution Policy

•     Global AM Disaggregation Guidelines

•     Proxy Voting Policy and Procedures

•     Portfolio Holdings Disclosure Policy – Mutual Funds

•     Portfolio Holdings Disclosure Policy – Relationship Funds

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Disclosures The following disclosures are aligned with this policy: • Form ADV • Private Placement Offering Memoranda • Proxy Voting Guidelines and Policy • Requests for Proposals (RFPs)

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